Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-210167 and 333-182635) of HomeTrust Bancshares, Inc. of our report dated June 26, 2026, relating to the financial statements and supplemental schedules of the HomeTrust Bank KSOP Plan which appear in this Form 11-K for the year ended December 31, 2025.
/s/ BDO USA, P.C.
Philadelphia, Pennsylvania
June 26, 2026